UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2010

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, 43rd Floor New York, New York	10055
(Address of principal executive offices)	(Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2010, Richard I. Beattie was elected as a member of the Board of Directors of Evercore Partners Inc. (the “Company”). Mr. Beattie will become a member of the Nominating and Corporate Governance Committee.

Mr. Beattie is Chairman of Simpson Thacher & Bartlett LLP where he specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts. He is also a member of the Board of Directors of Harley-Davidson, Inc., Heidrick & Struggles, the Carnegie Corporation and the National Women’s Law Center, as well as a member of the Council on Foreign Relations and Vice Chairman of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and Chairman of the Board of Managers of Memorial Hospital for Cancer and Allied Diseases.

In connection with his election, Mr. Beattie was granted, in accordance with and pursuant to the terms of the Company’s 2006 Stock Incentive Plan, 1,619 restricted stock units (the “RSUs”). The RSUs generally vest on the second anniversary of the date of grant. Shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. Mr. Beattie will receive the standard director compensation arrangement, consisting of a prorated annual retainer of $70,000, payable, at Mr. Beattie’s option, either 100% in cash or half of which is payable in cash and half of which is payable in shares of Class A Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: February 23, 2010	/s/ Adam B. Frankel
	By:	Adam B. Frankel
	Title:	General Counsel